Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Savings Financial Group, Inc. for the registration of the First Savings Financial Group, Inc. 2025 Equity Incentive Plan, of our report dated December 13, 2024, with respect to the consolidated financial statements of First Savings Financial Group, Inc. and the effectiveness of internal control over financial reporting, included in the Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ Forvis Mazars, LLP

Louisville, Kentucky

March 27, 2025